Exhibit A-1
(English translation)
MANUAL OF DISCLOSURE AND USE OF INFORMATION AND POLICY OF NEGOTIATION OF SECURITIES ISSUED BY
COMPANHIA DE BEBDAS DAS AMÉRICAS - AmBev

INDIVIDUAL INVESTMENT PROGRAM

  Expiration Date: 07/11/2007.-

I- IDENTIFICATION

FUNDAÇÃO ANTONIO E HELENA ZERRENNER - INSTITUIÇÃO NACIONAL DE BENEFICÊNCIA

Brazilian Taxpayer's Registry # CNPJ/MF = 60.480.480/0001-67 - Zip Code 04538-132

Av. Brigadeiro Faria Lima, 3900 - 11º andar - conj.1101 - São Paulo - São Paulo

II - INDICATION OF CAPACITY UNDER WHICH IS FILLING THIS FORM:

Member of the controlling shareholders' group.

III - DECLARATION OF THE AMOUNT AND CHARACTERISTICS OF THE SECURITIES TO BE NEGOTIATED.

Common Shares	Purchase	870.600.000

Preferred Shares	Sale	444.332.513

IV - IDENTIFICATION OF THE ISSUER OF THE SECURITIES

Corporate Name : Companhia de Bebidas das Américas - AmBev
Headquarters' Address: Rua Dr. Renato Paes de Barros, 1017 , 4º andar - CEP 04530-001
Itaim BiBi

V - NEGOTIATION PERIODS

Monthly, during the 24-month following period, starting as of the current month (inclusive).-

VI - ADDITIONAL COMMENTS

The Foundation, intends to increase its participation in the voting capital stock of AmBev, in view of its condition as an institutional investor and its capacity as member of the controlling shareholders' group, in accordance with the Shareholders Agreement dated 07/01/1999 and its Amendment dated 03/02/2004.
To achieve this objective, it shall sell its preferred stock and acquire common stock, according to the estimated amounts set forth in item III of this document.

We hereby undertake to:
a) follow the resolutions established in this instrument and present to AmBev justifications in the event that something to the contrary occurs;
b) observe the prohibition terms set forth in the AmBev Manual, and not negotiate the securities acquired under the present Individual Investment Program during the 90-day period following the date of their acquisition;
c) observe the expiration date of this plan and propose, in writing, its amendment, extension, or communicate its termination;
d) negotiate only through registered brokers, according to the set forth in the AmBev Manual.

São Paulo, July 11, 2005.

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